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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:   000-18232
                                                                  ---------

                               InferTek, Inc.
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           (Exact name of registrant as specified in its charter)

     2030 Marine Drive, Suite 100, North Vancouver, BC, V7P 1V7 Canada
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Common Stock
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
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           (Title of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice
date:   284

      Pursuant to the requirements of the Securities Exchange Act of 1934 INFERTEK, INC. (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 12, 2002                     By:  /s/ Aurora Davidson
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                                             Aurora Davidson
                                             Chief Financial Officer